EXHIBIT 21

Direct and Indirect Subsidiaries, and Operating Divisions,

of Myers Industries, Inc.

As of March 31, 2012

North and Central American Operations

Ameri-Kart Corp.	Kansas
- WEK South Corp	North Carolina

Ameri-Kart (MI) Corp.	Michigan

Buckhorn Inc.	Ohio
- BRP Hannibal Inc.	Missouri

Grower Express Trucking, Inc.	Ohio

Lone Star Plastics, Inc.	Nevada
- Amerikan LLC	Florida
- Kord USA, Inc.	South Carolina
- Texan Polymer Group, Inc.	Texas
- WhiteRidge Plastics, LLC	North Carolina

MYE Automotive, Inc.	Delaware
- MRP, Inc.	Michigan
- WEK Industries, Inc.	Delaware

MYE Canada Operations Inc.	Canada

MYEcap Financial Corp.	Ohio

MYELux, LLC	Ohio

Myers do Brasil Embalagens Plasticas Ltda.	Brazil

RCLL Holding Ltda. (99%)	Brazil

Myers Tire Supply International, Inc.	Ohio
- Myers de El Salvador S.A. De C.V. (75%)	El Salvador
- Orientadores Comerciales S.A.	Guatemala
- Myers de Panama S.A.	Panama
- Myers TSCA, S.A.	Panama

Myers de El Salvador S.A. De C.V. (25%)	El Salvador

Myers Tire Supply Distribution, Inc.	Ohio

Myers Tire Supply.com, Inc.	Ohio

Patch Rubber Company	North Carolina
- Kwik Patch Private Ltd. (39.98%)	India

Productivity California, Inc.	California

Direct and Indirect Subsidiaries, and Operating Divisions,

of Myers Industries, Inc.

As of March 31, 2012

Reported Operating Division of Myers Industries, Inc. and Subsidiaries

Akro-Mils (of Myers Industries, Inc.)	Akron, Ohio

Dillen Products (of Myers Industries, Inc.)	Middlefield, Ohio

Myers Tire Supply (of Myers Industries, Inc.)	Akron, Ohio

Buckhorn Canada (of MYE Canada Operation Inc.)	Ontario, Canada

Myers Tire Supply of Canada (of MYE Canada Operations Inc.)	Ontario, Canada

Listo Products (of MYE Canada Operations, Inc.)	Yukon Territory

ITML Horticultural Products (of MYE Canada Operations Inc.)	Ontario, Canada